Exhibit 21.1

Phibro animal health corporation List of Subsidiaries

Subsidiary	Jurisdiction

Prince Agri Products, Inc.	Delaware
OmniGen Research, LLC	Oregon
Phibro Animal Health Holdings, Inc.	Delaware
Phibro Animal Health de Argentina SRL	Argentina
Phibro Animal PTY Limited	Australia
Phibro Animal Health (Belgium) S.A.	Belgium
Phibro Saude Animal Internacional Ltda.	Brazil
Phibro Animal Health Ltd.	Canada
Phibro Animal Health Holdings, Inc. Chile Limitada	Chile
Phibro Animal Health de Republica Dominicana, SRL	Dominican Republic
Phibro Corporation Limited	Hong Kong
Phibro Corporation (M) Sdn. Bhd.	Malaysia
PB Animal Health de Mexico S. de R.L. de C.V.	Mexico
PBAH Peruana S.A.C.	Peru
Phibro Animal Health (Proprietary) Limited	South Africa
Phibro Hayvan Sagligi Urunleri Sanayi ve Ticaret A.S.	Turkey
Phibro Animal Health de Venezuela, C.A.	Venezuela
Koffolk (1949) Ltd.	Israel
Agrozan Ltd.	Israel
Kofimex Ltd.	Israel
Abic Biological Laboratories Ltd.	Israel
Abic Veterinary Products Ltd.	Israel
Planalquimica Industrial Ltda.	Brazil
C P Chemicals, Inc.	New Jersey
Phibro-Tech, Inc.	Delaware
California Water Technologies LLC*	Michigan
North Field Extension, LLC*	New Jersey
Western Magnesium Corp.	California
First Dice Road Company, a California Ltd. Partnership	California
Ferro Metal and Chemical Corporation Ltd.	United Kingdom
Ferro Metal and Chemical Corp. Espana S.L.	Spain
Marion Bio-Tech, LLC*	Delaware
Hannibal Bio-Tech, LLC*	Delaware

* Indicates that we directly or indirectly own 50% of the entity.